Exhibit 2.1

AMENDED AND RESTATED
OPERATING AGREEMENT

OF

RF GROCERY, LLC
an Illinois limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, as the same is amended from time to time (the “Agreement”) of RF GROCERY, LLC, an Ilinois limited liability company (the “Company”), is made as of July __, 2020 by and among the (i) the Members (as defined herein), and (ii) GK Development, Inc., an Illinois corporation, d/b/a GK Real Estate, not as a member of the Company but only as the manager.

WHEREAS, the Company was formed as an Illinois limited liability company by virtue of the issuance by the Secretary of State of the State of Ilinois of its Certificate of Formation, bearing an effective date of May 12, 2020; and

 WHEREAS, the Members and the Company entered into an Operating Agreement (the “Original Agreement”), dated as of May 12, 2020; and

WHEREAS, the Members and the Company wish to amend, restate and supersede in its entirety the Original Agreement and to make other changes deemed by all of them necessary and proper; and

WHEREAS, the Members intend that this Agreement constitutes the Company’s operating agreement, as such term is defined in Section 15-5 of the Illinois Limited Liability Company Act, as amended from time to time (the “Act”).

NOW, THEREFORE, FOR and in consideration of the mutual promises of the parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members and the Company agree as follows:

ARTICLE 1 -  DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below:

"Act" means the Illinois Limited Liability Company Act, 805 ILCS 180/1-1, et seq., as amended from time to time.

“Additional Ordinary Contribution” shall mean any Capital Contribution to the Company by an Ordinary Member other than the Initial Ordinary Contribution.

"Agreement" means this Operating Agreement, as it may be amended or supplemented from time to time.

"Assignee" means a transferee of a Membership Interest (or portion thereof) who has not been admitted as a Substituted Member with respect to such Membership Interest (or portion thereof). An Assignee shall have the rights and obligations of an Assignee as set forth in Section 3.8.

"Capital Account" of a Member shall have the meaning set forth in Section 3.2.

"Capital Contributions" means, with respect to any Member, the total amount of money and the initial fair market value of any property (other than money), less the amount of debt to which such property is subject, contributed to the Company by such Member. Any reference in this Agreement to the Capital Contributions of a Member shall include the Capital Contributions of its predecessors in interest.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor federal revenue code of the United States.

"Company" means RF Grocery, LLC, an Illinois limited liability company.

"GK" means GK Development, Inc., an Illinois corporation.

“Initial Ordinary Contribution” means the Ordinary Member’s initial Capital Contribution to the Company of [1,824,213].

"Majority In Interest" means Members possessing more than fifty percent (50%) of the total Percentage Interests.

"Manager" means, initially, GK and, if GK ever ceases to be Manager, "Manager" shall mean the Person or Persons elected to be successor Manager(s) pursuant to Section 5.2.

"Member" means any Person which owns, and pursuant to this Agreement is permitted to own, a Membership Interest in the Company either as an Ordinary Member or a Preferred Member and that executes this Agreement (or a counterpart signature page hereof or a joinder hereto) and agrees to be subject to and bound by the terms of this Agreement and is admitted as a Member pursuant to the terms of this Agreement, but such term shall not include any Person that has ceased to own any Membership Interest in the Company.

"Membership Interest" means, with respect to any Member, such Member's entire ownership interest in the Company at any particular time, including, without limitation, such Member's right to share in Net Profit and Net Loss and to receive distributions pursuant to this Agreement and any and all benefits to which such Member may be entitled as provided in this Agreement and, subject to this Agreement, the Act, together with the obligation of such Member to comply with all the terms and provisions of this Agreement.

"Net Profit" and "Net Loss" means for each fiscal year or other period, an amount equal to the Company's net taxable income or loss for such year or period, determined in accordance with Code Section 703(a), plus any income exempt from federal income tax under the Code, and less any expenditures not deductible in computing such income or loss and not properly chargeable to the capital accounts of the Members under the Code.

“Ordinary Member” shall mean GK Investment Property Holdings II, LLC, a Delaware limited liability company and any other Persons who from time to time are hereinafter admitted as Ordinary Members of the Company and who become signatories hereto in accordance with the terms and provisions of this Agreement.

"Percentage Interest" means, as to each Member, the Percentage Interest set forth opposite such Member's name on Exhibit A hereto, as such percentage and Exhibit may be revised from time to time in accordance with this Agreement.

"Permitted Transferee" means, with respect to a Member, (i) any of such Member's (or if the Member is a trust, any of such trust's primary beneficiary's or beneficiaries') spouse, parents, siblings, and descendants (including any person adopted by such Member and any person adopted by a descendant of such Member) and the spouse of any of the foregoing (each, a member of such Member's "Family"), (ii) the trustee, but only in its capacity as trustee, of a trust of which no beneficiary (other than a remote contingent beneficiary) is a Person other than such Member and/or a member or members of such Member's Family, or (iii) a limited liability company, limited partnership or other entity created for estate planning purposes of which such Member and/or Permitted Transferees of such Member own all of the equity interests.

"Person" means any individual, sole proprietorship, partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, entity, party, or government (whether national, federal, state, or local, and any instrumentality, division, agency, body or department thereof).

“Preferred Member” shall mean Garo Kholamian Revocable Trust formed pursuant to the Declaration Establishing Garo Kholamian Revocable Trust dated January 4, 2007.

“Preferred Return” shall mean a cumulative, accruing non-compounding return rate equal to twelve percent (12%) per annum (with a minimum total preferred return of six percent (6%)) calculated on the average daily balance of the Unreturned Capital Contributions of the Preferred Member from the date that such Capital Contributions of the Ordinary Member are made until the Unreturned Capital Contributions of such are returned in full to the Preferred Member pursuant to the terms of Article 12 of this Agreement.

"Regulations" and "Treasury Regulations" mean the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

"Substituted Member" means a Person to whom a Membership Interest (or portion thereof) has been transferred and who has been admitted as a Member of the Company with respect to such Membership Interest (or portion thereof) pursuant to the terms hereof.

"Transfer" means, with respect to a Membership Interest (or portion thereof), a voluntary or involuntary sale, assignment, alienation, gift, transfer, exchange, mortgage, pledge, grant of a security interest in, or other disposition or encumbrance of such Membership Interest (or portion thereof).

“Unreturned Capital Contribution” shall mean, with respect to the Preferred Member as of the date of this Agreement, an amount equal to the aggregate Capital Contributions made by such Preferred Member pursuant to Article 3 of this Agreement, less any amounts, in the aggregate, returned to the Preferred Member pursuant to Article 12 of this Agreement.

ARTICLE 2 -  ORGANIZATION OF THE COMPANY

2.1 Formation and Organization of the Company. The Members hereby ratify and, in all respects, confirm the formation of the Company as an Illinois limited liability company pursuant to the provisions of the Act. The Company shall exist on the terms and conditions and for the purposes stated herein and the rights and liabilities of the Members shall be as provided herein. In the event of any inconsistency between this Agreement and the Act, to the extent permitted by applicable law, the terms of this Agreement shall govern. The Members shall, from time to time, execute and file such other certificates and documents as the Manager may deem necessary or appropriate with respect to the formation of the Company and the conduct of its activities.

2.2 Purpose. The purpose of the Company is to engage in any activity for which limited liability companies may be organized under the Act and to engage in such other activities as may be necessary, suitable, advisable or convenient for the accomplishment of the foregoing. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are determined by the Manager to be necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.3 Principal Office of the Company/Registered Agent.

(a) The principal place of business and the principal office of the Company shall be located at 257 East Main Street, Suite 200, Barrington, Illinois, 60010 or such other principal place of business or principal office as the Manager may determine. The Company may have such other offices as determined by the Manager from time to time. The Company shall maintain its books and records at its principal office or at such other place as determined by the Manager.

(b) The Company shall at all times maintain a registered agent and a registered office in the State of Illinois which shall be as selected by the Manager.

ARTICLE 3 - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TRANSFERS OF MEMBERSHIP INTERESTS

3.1 Membership Interests. The Members and their respective Percentage Interests shall be set forth on Exhibit A hereto, which Exhibit shall be amended by the Manager without the consent of any Member to reflect the Members and their Percentage Interests whenever they are changed pursuant to the terms of this Agreement (and any such revision to Exhibit A shall not be considered to be an amendment to this Agreement). The Membership Interest of each Person admitted as a Member shall vest, and its interest in the Net Profit and Net Loss shall commence to accrue, on the date that such Person is admitted as a Member. No Member shall have any interest in the property of the Company.

3.2 Capital Accounts. A capital account (the "Capital Account") shall be established for each Member on the books and records of the Company and shall be maintained in accordance with the rules for determining and maintaining capital accounts set forth in Treasury Regulations Section 1.704-l(b)(2)(iv), as amended from time to time, or any successor provision. No interest shall be paid or accrued at any time on a Member's Capital Account or on any Capital Contribution. Each Member shall have a single Capital Account reflecting its entire Membership Interest, regardless of the time or times and the manner in which the Membership Interest was acquired by the Member. The Capital Accounts of the Members may be adjusted pursuant to, in accordance with, and upon the occurrence of the events set forth in Treasury Regulations Section 1.704-l(b)(2)(iv)(f) to reflect revaluations of Company property if the Manager so chooses to revalue the Company property and adjust the Capital Accounts and, in such event, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property. A transferee of a Membership Interest (or portion thereof) will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest (or portion thereof) transferred. The foregoing provisions, and other provisions of this Agreement relating to the maintenance of Capital Accounts and the allocation of income, gain, loss, deduction and credit, are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the Manager determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto, are computed in order to comply with those Regulations, the Manager may make such modification upon written notice to all Members of such proposed modification. Any such modification shall not require an amendment to this Agreement or the approval of any Member.

3.3 Return of Capital Contribution. No Member shall have the right or be entitled to demand, withdraw or receive any return of its Capital Contributions, except as may be otherwise specifically provided herein. In the event of circumstances requiring the return of any Capital Contributions, no Member shall have the right or be entitled to demand, withdraw or receive property other than cash, except as may be otherwise specifically provided herein.

3.4 Capital Contributions. Each Member has heretofore made all Capital Contributions, if any, required to be made by such Member. No Member shall be required to make any additional Capital Contribution to the Company, and no Member shall be permitted to make any additional Capital Contribution without the consent of the Manager. The amount of each Member's Capital Contributions, if any, shall be set forth in the books and records of the Company. If at any time the Manager determines to cause the Company to raise additional capital from any one or more existing Members who agree to make additional Capital Contributions to the Company, the Manager may cause the Company do so, in which case the provisions of Section 10.2 shall apply to each such contributing Member as if such contributing Member was an additional Member being admitted as a Member of the Company pursuant to Section 10.2 in connection with such Member's additional Capital Contribution.

3.5 Loans. The Manager may cause the Company to borrow funds from (i) a third-party lender upon such terms and conditions as the Manager and such third-party lender deem reasonable and appropriate under the circumstances, or (ii) any Member upon such terms and conditions as the Manager deems reasonable and appropriate. Any loan by a Member to the Company shall be treated as indebtedness of the Company, shall not be treated as a Capital Contribution by the lending Member, and any interest paid by the Company on a loan from a Member shall be treated as an interest expense of the Company for all purposes, including the calculation of Net Profit and Net Loss. No Member shall be required to make any loan to the Company.

3.6 Lack of Transferability of Membership Interests.

(a) No Member shall, voluntarily or involuntarily, Transfer all or any portion of his Membership Interest in the Company without the written consent of the Manager, which consent may be withheld in the Manager's sole and absolute discretion and which consent may be given by the Manager after such Transfer has occurred. Notwithstanding the foregoing, a Member may at any time, without the consent of the Manager, transfer his Membership Interest, in whole or in part, to any Permitted Transferee (so long as such transfer is exempt from all applicable registration requirements under any federal or state securities laws and such transfer would not otherwise violate any federal or state laws regulating the transfer of securities) and, notwithstanding the provisions of Section 3.7 hereof, such Permitted Transferee shall become a Substituted Member with respect to the Membership Interest Transferred upon satisfaction of the requirements of Section 3.7(a)(iii). Further, if a Member dies or is adjudicated to be incompetent or to be a disabled person, his estate, executor, administrator, guardian, personal representative or trustee who succeeds to all or any portion of such Member's Membership Interest or to whom all or any portion of his Membership Interest was transferred as a result of such death or adjudication as incompetent or as a disabled person (each, a "Personal Representative") shall have all the rights of a Member under this Agreement as if such Personal Representative had become a Substituted Member (including the right to vote on any matter with respect to which such Member was permitted to vote, subject to any limitations set forth in this Agreement) for the purpose of settling or managing the estate of such Member and, in the event of the death of a Member, said Personal Representative shall have the power to and may Transfer said Member's Membership Interest (or any portion thereof) to one or more Permitted Transferees without the consent of the Manager and, notwithstanding the provisions of Section 3.7 hereof, each such Permitted Transferee shall become a Substituted Member with respect to the Membership Interest (or portion thereof) Transferred upon satisfaction of the requirements of Section 3.7(a)(iii). A Transfer of a Membership Interest (or portion thereof) which is made without consent of the Manager if such consent is required under this Section 3.6(a) constitutes a material breach of this Agreement and shall be null and void for all purposes and, if the Transfer involves a transfer of a Membership Interest (or portion thereof), the Company shall not, and shall not be required to recognize the interest of the transferee and the transferee shall not be an Assignee; provided however, that if, notwithstanding the foregoing, the Company is required by law to recognize a transfer, the transferee shall be an Assignee, and not a Member, with respect to the Membership Interest (or portion thereof) transferred unless and until, if ever, the transferee is admitted as a Substituted Member with respect to the Membership Interest (or portion thereof) so transferred. In the case of a Transfer or attempted Transfer that is made or attempted to be made without consent of the Manager if such consent is required under this Section 3.6(a), the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that the Company and any of such indemnified Members may incur (including, without limitation, attorney's fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Interests imposed by this Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

(b) Each Member hereby agrees not to petition any court for the involuntary dissolution of the Company in the event that the Manager refuses to approve the Transfer of a Membership Interest or any portion thereof pursuant to Section 3.6(a) hereof.

3.7 Substituted Member.

(a) An Assignee that has not become a Substituted Member with respect to the Membership Interest (or portion thereof) assigned shall not have any of the rights of a Member under the Act or this Agreement with respect to such Membership Interest (or portion thereof), except that an Assignee shall be entitled to receive the share of Net Profit and Net Loss of the Company and distributions to which the assigning Member would have been entitled with respect to the Membership Interest (or portion thereof) assigned. Except as otherwise provided in this Agreement, the Assignee of a Member's Membership Interest, or any portion thereof, shall be admitted to the Company as a Substituted Member with respect to the Membership Interest (or portion thereof) assigned upon:

(i) The written consent of the Manager to the admission of the Assignee as a Member, which consent may be withheld in the Manager's sole discretion;

(ii) The filing with the Company of a written instrument of assignment duly executed and acknowledged by the assigning Member and the Assignee, in reasonable form to effectuate such assignment;

(iii) The execution and delivery by the Assignee of such instruments as the Manager may reasonably deem necessary to acknowledge the acceptance of and agreement by the Assignee to be subject to and bound by the provisions of this Agreement and the execution and delivery by the assignor and the Assignee of such other instruments as the Manager may reasonably deem necessary or desirable to effect such admission;

(iv) The payment by the Assignee of all reasonable expenses and counsel fees incurred by the Company in connection with the transaction; and

(v) If requested by the Manager, the delivery to the Company of an opinion of reputable counsel reasonably acceptable to the Manager, prepared at the assigning Member's or Assignee's expense, that the assignment does not cause (A) a violation of the Securities Act of 1933, as amended from time to time, or any other applicable Federal or state securities laws; or (B) a breach or violation of or an event of default under, or give rise to a right to accelerate any obligation of the Company.

(b) After all of the foregoing conditions have been fulfilled and the Assignee has been admitted to the Company as a Substituted Member, the Manager shall amend this Agreement without the consent of any Member to the extent the Manager determines to reflect such admission to the Company as a Substituted Member.

3.8 Obligations and Rights of Assignees.

(a) Any Person who acquires any Membership Interest (or any portion of any Membership Interest) in any manner whatsoever, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Membership Interest (or portion thereof) to have agreed to be subject to and bound by all of the terms, conditions and obligations of this Agreement.

(b) Any Person acquiring any Membership Interest (or any portion of any Membership Interest) shall have only such rights as this Agreement provides and, without limiting the generality of the foregoing, such Person shall not have any right to partition of the Company's assets or to have the value of its Membership Interest ascertained or receive the value of such Membership Interest, or, in lieu thereof, profits attributable to any right in the Company.

(c) Notwithstanding anything set forth in this Agreement to the contrary, an Assignee shall be entitled to receive only the share of Net Profit, Net Loss and distributions to which the assigning Member otherwise would be entitled with respect to the Membership Interest (or portion thereof) assigned. An Assignee of a Membership Interest (or portion thereof) who has not been admitted as a Substituted Member with respect to such Membership Interest (or portion thereof) shall have no right to vote on any matter voted on by the Members with respect to such Membership Interest (or portion thereof).

ARTICLE 4 -  PROFIT AND LOSS ALLOCATION; DISTRIBUTIONS

4.1 Net Profit and Net Loss Allocation.

(a) Net Profit. For any fiscal year in which the Company has a Net Profit, such Net Profit shall be allocated among the Members as follows:

(i) First, to the Members in proportion to, in the inverse order in which, and to the extent of, the Net Losses previously allocated to them pursuant to Sections 4.1(b)(i) and 4.1(b)(ii), until the cumulative amounts allocated to each Member pursuant to this Section 4.l(a)(i) for such fiscal year and all prior fiscal years are equal to the cumulative Net Losses so allocated to such Member; and

(ii) The balance, if any, to the Members, m proportion to their Percentage Interests.

(b) Net Loss. For any fiscal year in which the Company has a Net Loss, such Net Loss shall be allocated among the Members as follows:

(i) First, to the Members having positive balances in their Capital Accounts, in proportion to the positive balances in their Capital Accounts, until the positive balance in each such Member's Capital Account is reduced to zero; and

(ii) The balance, if any, to the Members m proportion to their Percentage Interests.

(c) Changes in Percentage Interests. Upon any change in the relative Percentage Interests of the Members, whether by reason of the admission or withdrawal of a Member, the transfer by any Member of all or any part of its Membership Interest, the issuance of additional Membership Interests to an existing Member, or otherwise, the Members' shares of Net Profit, Net Loss and all other Company items shall be determined by taking into account their varying Percentage Interests using any permissible method under Code Section 706 and the Treasury Regulations, as determined by the Manager.

(d) Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- l(b)(2)(ii)(d)(4), Section l.704-l(b)(2)(ii)(d)(5) or Section l.704-l(b)(2)(ii)(d)(6), any of which causes or increases a deficit in such Member's Capital Account, then such Member shall be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member's Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 4.1(d) will be made if and only to the extent that such Member would have a Capital Account deficit after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(d) were not in this Agreement. This Section 4.1(d) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) Section 704(c) Allocation. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. In the event that any Company asset is revalued as described in Section 3.2, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value in the same manner as required under Section 704(c) of the Code and the Treasury Regulations thereunder. Allocations pursuant to this Section are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of allocations or distributions pursuant to any provision of this Agreement.

4.2 Distributions. Distributions shall be made by the Company, at such times and in such amounts as the Manager shall determine after giving due consideration to the reasonably foreseeable cash needs of the Company, to the Ordinary Members in proportion to their Percentage Interests.

4.3 Tax Withholding. If the Company incurs a tax withholding or tax payment obligation with respect to the share of income allocated to any Member: (a) any amount which is (i) actually withheld from a distribution that would otherwise have been made to such Member and (ii) paid over in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member; and (b) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an interest-free advance (subject to the other provisions of this Section 4.3) to such Member. Amounts treated as advanced to any Member pursuant to this Section 4.3 shall be repaid by such Member to the Company within 30 days after the Manager or any Member gives notice to such Member making demand therefor. Any amounts so advanced and not timely repaid shall bear interest, commencing on the expiration of said 30-day period, compounded monthly on unpaid balances, at an annual rate of eight percent (8.00%). The Company shall collect any unpaid advance amounts from any future distributions that would otherwise be made to such Member.

ARTICLE 5 -  MANAGEMENT

5.1 Management of Company Affairs. The management of the Company shall be vested in the Manager and it shall have the exclusive authority to act for and bind the Company in all matters. All rights and authority granted to the Manager under this Agreement or the Act, and all decisions and determinations to be made by the Manager hereunder, may be exercised or made only upon the approval of the Manager at such time, unless otherwise specifically provided in this Agreement. The Manager shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company and shall make all decisions affecting the Company's business and affairs, and any action taken by the Manager (in its capacity as such) shall constitute the act of and serve to bind the Company. Whenever this Agreement requires the prior approval or consent of the Manager to any action or proposed action taken or to be taken by a Member or by the Company with respect to a Member, the Manager shall have the sole authority to grant or deny such approval or consent even in situations where the Manager is such Member or an affiliate of such Member, and the Members shall have no authority to grant or deny approval or consent to such action or proposed action. The Manager may delegate all or any of the powers and authority granted to the Manager under the Act or this Agreement to any other Person including, without limitation, the power to execute and deliver documents on behalf of the Company, and any action taken by such Person pursuant to such delegation shall be deemed to be the act of the Manager. Persons dealing with the Company shall be entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall not be entitled to any fees or other compensation for the performance of its duties as such. The Manager, on behalf and at the expense of the Company, may hereafter from time to time employ or transact business with any Person, including any Member, notwithstanding the fact that any Member may be, or have a common interest in or connection with such Person. In such instance, neither the Company nor any other Member shall have any rights to, or in, any income or profits derived therefrom. A Manager is not required to be a Member.

5.2 Appointment and Replacement of Manager. The Members hereby appoint GK as the Manager of the Company. GK may not be removed as Manager and GK shall serve as Manager until such time as it resigns. A Person other than GK serving as Manager shall serve until such time as such Person dies, is adjudicated to be a disabled person, is dissolved and commences winding up (if such Person is not a natural person), resigns or, as provided in the following sentence, is removed. Any Manager, other than GK, may be removed at any time and for any or no reason by a Majority In Interest. A Manager may resign at any time by giving written notice to the Company. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later date specified in such notice and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If at any time a Manager ceases to be a Manager of the Company for any reason, then a Majority In Interest shall have the right to appoint a replacement Manager.

5.3 Manager Liability. Notwithstanding anything herein to the contrary, the Manager shall not be liable to the Company or any Member (i) for mistakes of judgment, or for other acts or omissions not amounting to fraud, willful misconduct or gross negligence or for losses or liabilities due to such mistakes or other acts or omissions, so long as it acted in good faith, or (ii) due to the negligence, dishonesty or bad faith of any agent, employee or independent contractor retained or engaged to provide services, provided that reasonable care was exercised in selecting, employing, supervising or appointing such person.

5.4 Members.

(a) No Member shall: (i) apply to any court to decree termination, dissolution and/or liquidation of the Company claiming it is not reasonably practicable to carry on the Company's business in conformity with the Articles of Organization of the Company and/or this Agreement; or (ii) petition any court for the involuntary dissolution of the Company on the grounds of division or dissension of the Members.

(b) No Member may resign, withdraw or otherwise dissociate from the Company, except with the prior written consent of the Manager or by transfer or other disposition of all of its Membership Interest in accordance with the terms of this Agreement. Any resignation, withdrawal or dissociation or attempt to so resign, withdraw or dissociate not in accordance with the preceding sentence shall be wrongful. Any Member purporting to resign, withdraw or dissociate from the Company shall have no right to demand a distribution of its Capital Account balance, the return of all or any portion of its Capital Contributions or any payment for its Membership Interest. Furthermore, notwithstanding anything in the Act to the contrary, in the event that a Member resigns, withdraws or dissociates or is deemed to have resigned, withdrawn or dissociated, the Company shall not be obligated to purchase such Member's Membership Interest or any portion thereof or to otherwise pay to such Member the fair value of its Membership Interest or any other payment or distribution except as specifically provided in this Agreement.

(c) Except as may otherwise be provided in this Agreement, whenever any matter is to be decided, determined, agreed upon or otherwise approved by the Members, such matter shall be considered decided, determined, agreed upon or otherwise approved upon the affirmative vote of a Majority In Interest. A Membership Interest (or portion thereof) held by an Assignee who has not been admitted as a Substituted Member with respect to such Membership Interest (or portion thereof) shall be considered as having a Percentage Interest of zero percent (0%) for purposes of determining a Majority In Interest or other proportion of Percentage Interests for voting purposes.

(d) No Member shall be an agent of the Company for purposes of its business, or shall have any authority to bind the Company, except as such authority shall be expressly delegated to such Member by the Manager.

5.5 Meetings of Members.

(a) Meetings of the Members, if any, shall be held at the principal office of the Company, unless some other appropriate and convenient location shall be designated for that purpose from time to time by the vote of the Members; provided that the Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to paragraph (f) below.

(b) Meetings of the Members may be called by the Manager or by a Majority In Interest. A Majority In Interest shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of a Majority In Interest shall be the act of the Members, unless this Agreement requires the vote of a different proportion of Members to approve certain matters.

(c) Notice of meetings shall be given to the Members in writing not less than two business days before the date of the meeting. Notice of any meeting of Members shall specify the place, the day and the hour of the meeting, and the general nature of the business to be transacted.

(d) The actions that are taken at a meeting of Members which was not called or noticed pursuant to the provisions of paragraph (c) above shall be valid as though transacted at a meeting duly held after regular call and notice, if all of the Members are present.

(e) Any action which may be taken at any meeting of Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members holding not less than the minimum Percentage Interests that would be necessary to take such action at a meeting at which all of the Members holding all of the Percentage Interests were present and voted. Written notice of any action taken by consent of the Members pursuant to this Section 5.5(e) shall be given to any Member who did not participate in such consent within ten days following the taking of such action. A photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member shall be regarded as signed by the Member for purpose of this Section.

(f) Members entitled to vote may participate m and hold a meeting by conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(g) When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

5.6 Independent Activities. The Manager shall not be required to manage the Company as its sole and exclusive function. In addition, the Members and the Manager may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same as or competitive with those engaged in by or the business of the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or any other Member. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager from engaging in such activities, or require any Member or Manager to permit the Company or any other Member to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

ARTICLE 6 -  LIABILITY, EXPENSES AND INDEMNIFICATION

6.1 Exculpatory Provision. Except as otherwise provided herein, no Member or Manager, and none of their respective affiliates, employees, officers, directors, shareholders, partners, members, and managers, and their respective successors, executors, administrators or personal representatives (each, an "Indemnified Person") shall be liable, responsible or accountable to the Company or any Member for any expenses, damages, losses or liabilities sustained by any Member or the Company other than such expenses, damages, losses or liabilities which are the result of such Indemnified Person not acting in good faith, or are the result of fraud, willful misconduct or gross negligence of or by such Indemnified Person. In the event the Company or any Indemnified Person is made a party to any litigation or otherwise incurs any loss, liability, damage, cost or expense (including reasonable attorneys' fees) as a result of or in connection with (i) any Member's personal obligations or liabilities unrelated to Company business, or (ii) any Member not acting in good faith relating to, or any Member's fraud, gross negligence or willful misconduct relating to Company business, such Member shall indemnify and reimburse the Company and/or Indemnified Persons, as the case may be, for all such loss and expense incurred, including reasonable attorneys' fees, and the interest of such Member in the Company may be charged therefor. Except with respect to the foregoing, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company beyond that Member's Capital Contribution. No Member shall have any personal liability for the repayment of the Capital Contribution of any other Member. Any obligation of a Member to return or repay funds to the Company hereunder or under the Act shall be the obligation of such Member and not of the remaining Members.

6.2 Indemnification of Indemnified Persons. The Company and its successors and assigns shall indemnify each Indemnified Person from and against any losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative ("Claims"), in which the Indemnified Person was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, to the fullest extent permitted by law if such Indemnified Person acted in good faith, unless such Claims arose out of an act or omission of such Indemnified Person which was performed or omitted fraudulently or constituted fraud, willful misconduct or gross negligence. The indemnification shall continue as to a Person who/that has ceased to be a Member or Manager or otherwise hold a position coming within the above definition of Indemnified Person, and shall inure to the benefit of the heirs, successors and/or personal representatives of such Person.

6.3 Advance Payment of Expenses. The Company shall pay expenses incurred by an Indemnified Person in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, if it receives an undertaking by or on behalf of the Indemnified Person to repay any portion of amounts advanced under this Section in excess of the amount ultimately determined to be payable by the Company to the Indemnified Person under Section 6.2 above. This provision shall not affect any other right of any Indemnified Person for advancement of expenses under any other provision of this Agreement, any other agreement, or otherwise by law.

6.4 No Member Liability. Any indemnification obligation of the Company under this Article 6 shall be satisfied solely out of the assets of the Company. No Member shall be subject to personal liability or required to fund or to cause to be funded any indemnification obligation of the Company.

ARTICLE 7 -  TITLE TO PROPERTY; BANK ACCOUNTS; TAX RETURNS

7.1 Title to Property; Bank Accounts. All property of the Company shall be held in the name of the Company or in the name of a nominee or trustee selected by the Manager. Funds of the Company shall be deposited in the name of the Company in such bank account or accounts as shall be designated by Manager. All checks, drafts and other orders for the payment of money issued in the name of the Company shall be signed by such Person or Persons as are selected by the Manager.

7.2 Tax Returns and Elections. The Company shall cause to be prepared and timely filed (including extensions permitted by law) all tax returns and schedules required to be filed by the Company and shall furnish to the Members a Schedule K-1 and any additional or substitute forms or schedules required to enable each Member to timely file (including extensions permitted by law) such Member's federal and state income tax returns for each taxable year of the Company during which such Member holds a Membership Interest. The Manager may make any and all elections for federal, state and local tax purposes, including, without limitation, any election under Code Section 754 and related provisions.

7.3 Tax Representative; Tax Treatment as Partnership.

(a) The Manager shall cause the Company to designate a Person to serve as the Company's designated "partnership representative" within the meaning of Code Section 6223 (the "Tax Representative") with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws and the Company and the Members shall complete any necessary actions (including executing any required certificates or other documents) to effect the appointment of the Person so appointed as the Tax Representative. GK shall be the Company's initial Tax Representative, provided that the Manager may at any time revoke a Person's designation as the Company's Tax Representative and designate a replacement Tax Representative, and any Person serving as the Tax Representative may resign at any time by giving notice to the Manager and as otherwise required by law. Without limiting the Tax Representative's general authority, the Tax Representative may make any elections available to be made as a partnership representative within the meaning of Code Section 6223 including, without limitation, the election described in Code Section 6226(a)(l). In the event an election under Code Section 6226(a)(l) is made, the Company shall determine each current and former Member's share of adjustments (as contemplated by Section 6226(a)(2), as so in effect) in a fair and equitable manner, based on the allocations that would have been made to each such Member in the "reviewed year" (as defined in Code Section 6225(d)) (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any future guidance promulgated under the Code. If the Company receives a notice of a proposed partnership adjustment with respect to the Company and the Tax Representative has not caused the Company to make the election under Code Section 6226, then (i) the Members (including former Members) shall take such actions as may be requested by the Tax Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2) and providing such information as the Tax Representative may request to substantiate Company level modifications under Code Section 6225(c), (ii) the Tax Representative shall use commercially reasonable efforts to make any modifications available under Code Sections 6225(c)(3), (4) and (5), and (iii) any imputed underpayment (as determined in accordance with Code Section 6225) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an "Imputed Underpayment Amount") shall be treated as if it were paid by the Company as an amount paid pursuant to Section 4.3 with respect to the appropriate Member. The Tax Representative shall determine the portion of an Imputed Underpayment Amount (or partnership adjustment that does not result in an imputed underpayment) attributable to each Member or former Member, based on the allocations that would have been made to each such Person in the reviewed year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any future guidance promulgated under the Code. The portion of the Imputed Underpayment Amount that the Company attributes to a former Member shall be treated as an amount paid by the Company pursuant to Section 4.3 with respect to both such former Member and such former Member's transferee(s), as applicable, and the Company's rights pursuant to this Agreement may be exercised in respect of either or both of the former Member and its transferee(s). The obligations of each Member or former Member under this Section 7.5 shall survive the Transfer by such Member of its Membership Interest, the termination of this Agreement or the dissolution of the Company.

(b) The Company shall indemnify and reimburse the Tax Representative for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding at the Company level, except for any liability created or imposed for fraud, bad faith, willful neglect or gross negligence. The payment of all such expenses shall be made before any distributions are made to Members or any discretionary reserves are set aside by the Managers. The taking of any action and the incurring of any expense by the Tax Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Representative and the provisions on limitations of liability and indemnification set forth herein shall be fully applicable to the Tax Representative in its capacity as such.

(c) The Company shall be treated as a partnership for federal income tax purposes. The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Net Profit, Net Loss and other items for income tax purposes.

ARTICLE 8 -  TERM OF THE COMPANY; TERMINATION OF THE COMPANY

8.1 Term. Unless the Company is earlier dissolved and terminated as provided in Section 8.2, the Company shall continue in perpetuity.

8.2 Events of Dissolution. The Company shall dissolve and the winding up of the Company's affairs and the liquidation of the assets of the Company shall commence only upon the first to occur of (a) the decision of the Manager to dissolve, wind up and liquidate the Company, or (b) as otherwise provided by law, unless the Company is continued as permitted under law.

8.3 Liquidation and Winding Up. Upon the dissolution of the Company, the Manager shall carry out the liquidation and winding up of the Company in an orderly manner; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors. The Members shall continue to share allocations of Net Profit and Net Loss during liquidation in accordance with the provisions of Article 4. After the Company's assets which are to be liquidated have been liquidated, the cash proceeds therefrom, plus any Company assets not liquidated, shall be applied and distributed in the following order and priority:

(a) first, to creditors, including Members who are creditors (to the extent otherwise permitted by law), in satisfaction of all of the debts and liabilities of the Company (including, without limitation, expenses of liquidation) whether by payment or the making of reasonable provision for payment thereof, including the creation of reserves for contingencies which the Manager determines to be necessary, and any such reserves which shall remain after the expiration of any time period during which the Manager determines to maintain such reserves, shall be distributed in accordance with Section 8.3(b); and

(b) the balance, if any, to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

8.4 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 8 and Articles of Dissolution shall have been filed in the manner required by the Act.

8.5 Claims of Members. Upon dissolution of the Company, the Members shall look solely to the Company's assets for the return of their Capital Contributions and the repayment of any loans to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions or repay such loans, the Members shall have no recourse against the Company or any other Member. No Member shall be required to pay to the Company or any Member or other Person any deficit or negative balance which may exist in such Member's Capital Account from time to time or upon liquidation of the Company. A negative Capital Account shall not be considered a loan from or an asset of the Company.

ARTICLE 9 -  REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties. Each Member hereby represents and warrants, each on its own behalf only that (a) the execution and delivery by such Member of this Agreement and all related agreements and the performance of such Member's obligations hereunder and the performance of any other actions of such Member pursuant to or in furtherance of the Company's business or purposes (i) are within such Member's power; (ii) are not in contravention of the terms of any indenture, agreement or undertaking to which such Member is a party or by which such Member or any of its property is bound; (iii) do not, as of the date of execution hereof, require the consent, registration or approval of or with any Person; and (iv) do not contravene any contractual or other restriction of any governmental authority or other Person binding upon such Member, or any statute, regulation, judgment, order, writ, decree, or injunction currently applicable to such Member, (b)(i) it has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the Company and it has had access to such information concerning the Company as it deems necessary to enable it to make, and it is making an informed investment decision with respect thereto; (ii) it understands and accepts that the purchase of a Membership Interest involves certain risks, including the risk of losing its entire investment and risks associated with holding the Membership Interest for an indefinite time due to the restrictions on transferability and it is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iii) it is acquiring its Membership Interest for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) it confirms that neither the Company nor any Member has given any guarantee or representation as to the potential success, return, suitability, effect or benefit of an investment in the Company, in deciding to invest in the Company the Member is not relying on the advice or recommendations of the Company or any other Member, and the Member has made its own independent decision that the investment in the Company is suitable and appropriate for the Member; and (v) it acknowledges that the Membership Interests have not been registered under the securities laws of any jurisdiction, and cannot be transferred unless they are subsequently registered or otherwise qualified under applicable securities laws (unless an exemption from such registration or other qualification is available) and the provisions of this Agreement governing transfers of Membership Interests have been complied with, and (c) this Agreement is a valid and binding agreement of such Member enforceable against such Member in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

ARTICLE 10 -  AMENDMENT; ADDITIONAL MEMBERS

10.1 Amendments. This Agreement may be amended only with the consent of the Manager and the Manager can amend this Agreement at any time without the consent of any Member.

10.2 Additional Members. The Manager may at any time cause the Company to admit additional Members and issue Membership Interests to such additional Members. Any new Membership Interests in the Company shall be issued to additional Members for such consideration, if any, as the Manager shall determine and such Membership Interests shall be on such terms and shall have such characteristics (which may be different than those of the then outstanding Membership Interests) as the Manager shall determine and the then existing Members' Percentage Interests shall be adjusted to reflect the changes thereto resulting from the admission of such additional Member(s), and such changes to the Percentage Interests shall be made in any manner as the Manager reasonably determines to be equitable. No additional Members shall be entitled to any retroactive allocation of profits, losses, income, deduction or other Company items.

ARTICLE 11 -  MISCELLANEOUS PROVISIONS

11.1 Notices. Except as may be otherwise provided herein, any notice or writing required or desired to be given hereunder shall be in writing and shall be given in person, by a nationally recognized overnight courier, by first-class certified or registered mail, return receipt requested and postage prepaid, or by facsimile transmission or email transmission, and shall become effective: (a) on delivery, if delivered in person; (b) on the earlier of delivery or two business days after deposited in the mails, if deposited in the mails and properly addressed to the party to be notified; (c) one business day after deposit with a nationally recognized overnight courier for delivery the next business day or sooner and properly addressed to the party to be notified; (d) when proof of successful transmission to the correct facsimile number has been received by the sender of the notice, if sent by facsimile transmission prior to 5:00 P.M. local time (determined based on the recipient's street address) or, if not sent prior to 5:00 P.M. local time, then at the beginning of the next business day after the day sent; or (e) when sent by email transmission if sent prior to 5:00 P.M. local time (determined based on the recipient's street address) or, if not sent prior to 5:00 P.M. local time, then at the beginning of the next business day after the day sent. Notices or writings to be delivered to the Company or the Manager shall be sent to the address or facsimile number of the principal office of the Company, and notices or writings to be delivered to a Member shall be sent to the address and facsimile number for such Member as reflected in the Company's records, or to such other address as such Member shall have designated by written notice to the Company and the other Members in accordance with this Section 11.1.

11.2 Relationship of the Members/No Partnership Intended For Non-Tax Purposes.

(a) The Members acknowledge that the Company was formed under the Act and the Members expressly do not intend hereby to form a partnership. No Member intends to be a partner of the other Member, or a partner as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership other than solely for federal or state income tax purposes, the Member making such wrongful representation shall be liable to any other Member which incurs personal liability or expense by reason of such wrongful representation.

(b) Except as otherwise set forth in this Agreement, no Member has any authority or right to assume or create any obligation or liability of any nature, express or implied, in the name of or on behalf of any other Member or the Company.

11.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective administrators, executors, legal representatives, heirs, successors, and assigns.

11.4 Construction of Agreement. This Agreement will be construed and enforced in accordance with the internal laws of the State of Illinois, without application of conflict of laws principles.

11.5 Severability. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court, arbitration tribunal or administrative body of competent jurisdiction, then this Agreement shall continue in full force and effect except for such provision, which shall be deemed to be excised from this Agreement ab initio. In such event, the Members agree to use their best efforts to agree on substitute provisions which will achieve as closely as possible the same results for the Members as the invalid provision(s) without being invalid under applicable law.

11.6 Entire Agreement. This Agreement represents the entire understanding between the Members with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof.

11.7 No Waiver. The failure of any Member or the Manager to enforce this Agreement, to object to the failure on the part of any other Member to perform any term or condition of this Agreement, or to require the performance by any other Member of any term or condition of this Agreement, or any delay in doing so, shall not constitute a waiver thereof.

11.8 Exhibits. The Exhibits hereto are an integral part of this Agreement and all references herein to this Agreement shall encompass such Exhibits.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of signatures, and signatures hereto transmitted by facsimile or by attachment to email transmission or otherwise electronically, shall have the effect of originals.

11.10 Headings. The inserted headings are for convenience only and should not be used to construe or interpret this Agreement.

11.11 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In this Agreement, unless otherwise specifically stated, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the word appears, "including" means including without limitation, and any statement herein that the Manager may take an action "in its sole discretion", "in its discretion" or the like shall not be interpreted to mean that any other action may not be taken in the Manager's discretion, unless otherwise specifically stated.

11.12 Further Documents and Actions. Each of the Members will, at the reasonable request of the Manager, execute and deliver all such further instruments, assignments, assurances and other documents, and take such further actions, as the Manager may reasonably request and which are necessary for the consummation of the transactions contemplated by this Agreement, provided that the duties, obligations and liabilities of the Members executing and delivering such instruments, assignments, assurances or other documents thereunder shall be consistent with the terms of this Agreement.

11.13 Compensation. The Company shall reimburse the Manager for all out of pocket expenses incurred by the Manager on behalf of the Company in connection with the business and affairs of the Company. The Company may pay reasonable compensation to the Manager for services performed by it on behalf of the Company. Without limiting the foregoing, the Company shall pay fees and commissions to GK or its designee for property management, leasing, acquisition, disposition and any brokerage type of services. All of such fees and commissions shall be paid to GK or its designee notwithstanding that GK may at such time no longer be a Manager of the Company.

11.14 Partition. The Members agree that the property that the Company may own or have an interest in is not suitable for partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any property the Company may at any time have an interest in.

11.15 Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company, by any creditor of any Member or by any third party, this Agreement shall not be deemed to create any right in any person or entity not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party; provided, however, that notwithstanding the foregoing, each Manager that is not a Member, and its respective heirs, successors and/or personal representatives is a third party beneficiary of this Agreement and shall have the right to take any and all actions necessary to enforce the provisions of this Agreement to the extent that they confer any rights upon such Manager.

11.16 Power of Attorney. Each Member hereby constitutes and appoints the Manager and its designees, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Illinois and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; and (d) all instruments relating to the admission, withdrawal, substitution or change in Percentage Interest of any Member pursuant to the terms of this Agreement. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of its Membership Interest and shall extend to such Member's heirs, successors, assigns and personal representatives.

11.17 Members Acknowledgement. The Members hereby acknowledge and agree that: (i) this Agreement was prepared for the benefit of the Company and GK, and not for any Member; (ii) the interests of the Members may be opposed to each other and may be opposed to the interests of the Company; (iii) each of the Members are been afforded the opportunity to retain separate legal counsel to review this Agreement prior to its execution and they do so at their free will with an understanding of the terms and provisions of this Agreement. By signing this Agreement, the Members acknowledge that they (w) understand the terms of this Agreement, (x) are entering into this Agreement voluntarily and after having been afforded an opportunity to review this Agreement with an attorney of their own selection, (y) have been advised to retain separate counsel and have either retained separate counsel or waived their right to do so at this time, and (z) jointly and severally forever waive any claim against the Company and GK hereunder.

ARTICLE 12 - PREFERRED MEMBER DISTRIBUTIONS & REDEMPTION

Notwithstanding anything to the contrary as set forth in this Agreement, at any time (and from time to time as directed by the Preferred Member ) prior to a distribution being made by the Company in accordance with the terms and provisions of Article 4, Section 4.2 of this Agreement, the Preferred Member shall have the right to direct the Manager to distribute any cash that would have otherwise been distributed to the Ordinary Members pursuant to Section 4.2 to the Preferred Member in an amount up to the unpaid Preferred Return plus (1) the Preferred Member’s aggregate Unreturned Capital Contributions; and (2) an amount equal to 3% of the Preferred Member’s aggregate Capital Contributions (the “Capital Premium”). Unless otherwise consented to by the Preferred Member, the Company shall distribute the amount of any Additional Ordinary Contribution received by the Company to the Company to: (1) first, pay any unpaid Preferred Return; (2) second, pay any unpaid Capital Premium; and (3) third, return any Unreturned Capital Contributions. Upon distribution to the Preferred Member, pursuant to either of the foregoing sentences of this Article 12, of aggregate amounts equalling the Preferred Member’s Preferred Return (taking into the minimum Preferred Return of 6%), plus the Capital Premium, plus the aggregate Capital Contributions made to the Company by the Preferred Member, the Preferred Member’s Membershp Interest shall be deemed redeemed without the need for any further action on behalf of the Preferred Member or the Company.

[End of text of Operating Agreement; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement of RF Grocery, LLC as of the date first set forth above.

Manager
GK DEVELOPMENT, INC.,
an Illinois Corporation, d/b/a GK Real Estate

By:  /s/ Garo Kholamian__
Name: GARO KHOLAMIAN
Title: President

Members:

Preferred Member:

GARO KHOLAMIAN REVOCABLE TRUST

dated January 4, 2007

By: /s/ Garo Kholamian______

GARO KHOLAMIAN, Trustee

Ordinary Member:

GK INVESTMENT PROPERTY HOLDINGS II, LLC

a Delaware limited liability company

By: /s/ Garo Kholamian_______

Signature page to Operating Agreement of RF Grocery, LLC

EXHIBIT A

Name of Member	Percentage Interest

Preferred Member:
GARO KHOLAMIAN REVOCABLE TRUST	100% Preferred Member Class

Ordinary Member:
GK INVESTMENT PROPERTY HOLDINGS II, LLC
a Delaware limited liability company	100% Ordinary Member Class

TOTAL MEMBERSHIP INTEREST:	100%